                                  EXHIBIT 99.1


                           Fischer Imaging Corporation
                            12300 North Grant Street
                                Denver, CO 80204

                                 April 1, 2002

Securities and Exchange Commission
450 5th Street, NW
Washington, DC 20549

Ladies and Gentlemen:

This letter is to confirm that Fischer Imaging Corporation has received assurance from its independent public accountants, Arthur Andersen LLP ("Arthur Andersen"), that Arthur Andersen's audit of our consolidated financial statements as of December 31, 2001 and for the year then ended (the "Audit") was subject to Arthur Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the Audit, availability of national office consultation, and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the Audit.

                                      Fischer Imaging Corporation

                                      /s/Louis E. Rivelli
                                      ------------------------------------------
                                      Louis E. Rivelli
                                      President